Exhibit 10.17

KANSAS BIOSCIENCE RESEARCH AND DEVELOPMENT (R&D) VOUCHER PROGRAM GRANT AGREEMENT

This Research and Development Voucher Grant Agreement (“Agreement”) dated as March 6, 2012 (the “Effective Date”) is by and between the Kansas Bioscience Authority, 10900 S. Clay Blair Blvd., Olathe, Kansas 66061 (the “KBA”) and Aratana Therapeutics, Inc., 1901 Olathe Blvd., Kansas City, KS 66103 (the “Grantee”), collectively the “Parties.”

WHEREAS, Grantee has requested a grant from the KBA for the purposes described herein;

WHEREAS, the KBA has the power to provide the grant, as defined below, under the Kansas Bioscience Authority Act, K.S.A. 74-99b01, et seq., as amended from time to time (“KBA Act”);

WHEREAS, in accordance with the terms of the KBA Act and the policies and procedures of the KBA, the Investment Committee on February 20, 2012 has recommended and on March 6, 2012 the Board of Directors has approved funding to Grantee in the amount up to One Million Three Hundred Thirty Three Thousand Three Hundred and Thirty Three Dollars ($1,333,333) over an estimated two year period (the “Grant”) pursuant to the Kansas Bioscience R&D Voucher Program;

WHEREAS, in accordance with the terms of the KBA Act and the policies and procedures of the KBA, Grantee acknowledges that under no circumstances does the KBA solicit or accept donations in return for KBA funds;

WHEREAS, the Parties are entering into this Agreement to set forth the terms and conditions of the Grant and acknowledge that all terms and conditions are subject to funding restrictions imposed upon the KBA by the State of Kansas and may require an award reduction or termination of this Agreement.

NOW, THEREFORE, the above recitals being made a part of this Agreement, the KBA and Grantee agree as follows:

1. Project. The KBA approved a Grant in the amount up to $1,333,333 to Grantee. Grantee agrees to use all of the Grant exclusively to support the pre-formulation, formulation, manufacture and pivotal studies of its first two companion animal development programs. Aratana will conduct work with Kansas companies to advance these programs, spending an estimated total of $4.0 million in Kansas (the “Project”).

KBA will reimburse 33% of the Grantee’s quarterly expenses that are directly related to the Project activities up to the maximum funding amount of $1,333,333. The research partner(s) authorized to be paid using KBA funds are Argenta, AlcheraBio, Xenometrics and KCAS. Additional authorized Kansas research partners may be added by Grantee only upon written approval by KBA. KBA will make payments based on Grantee’s acceptable completion of the terms of each milestone listed in Section 3, as determined by the sole judgment of the KBA and may make payments directly to the research partner(s) if requested. This includes verification that Grantee has contributed its 67% portion to the Project and that any applicable University research partner(s) have contributed at least its 20% portion of KBA funds to the Project. The applicable University research partner’s Indirect costs (Facilities and Administration) cannot be covered using KBA funds. In addition, KBA funds cannot be used for rent, capital costs, or utilities.

Grantee may not use any portion of the Grant, including any interest earned thereon, for any other purpose without the prior written approval of the KBA. At no time will the Grantee use any portion of the Grant for a purpose inconsistent with the KBA Act.

2. Reports. During the term of the Grant, and for a ten-year period after the final Grant payment made by the KBA under this Agreement, Grantee will provide a written annual report to the KBA regarding the Project and Grantee’s use of the Grant. The KBA will provide the Grantee a reporting form and require the Grantee to complete it at least annually and within 30 days from the request date. Grantee must complete the reporting form to the satisfaction of the KBA. The report may include, but not be limited to, the following as they relate to this Grant:

•	Full-time jobs created and jobs retained in the state of Kansas and total associated wages and average wage

•	Part-time jobs created and retained in the state of Kansas and total associated wages and average wage

•	Number of strategic partners

•	Number of invention disclosures and of patents applied for and granted

•	Annual research funding

•	SBIR/Federal technology development financing

•	Capital expenditures (purchase or rehabilitation of land, building and equipment)

•	New start-up companies created in the state of Kansas

•	Number of commercial products or services and associated income

•	Third party funding (cumulative equity investment)

•	Venture capital

•	Convertible debt

•	Other investments (e.g. strategic partners)

•	Indirect Outcomes

•	Market capitalization

•	Revenue from Kansas operations

•	Net income from Kansas operations

•	Income tax paid in Kansas

•	Property tax paid in Kansas

•	Total company revenue in the most recent fiscal year

•	Total company revenue in the previous fiscal year

•	Total company net income

3. Milestones. If the Grant will be paid to Grantee in increments upon achievement by Grantee of specified milestones, Grantee will provide the Award Payment Request Form attached hereto as Exhibit A; any supporting documentation; a clear statement of the objectives, tasks, and outcomes for each milestone associated with the payment request; and actual expenses against the approved budget attached hereto as Exhibit B.

Grantee will report immediately in writing to the KBA each milestone achievement. KBA’s Contract Administrator will review the request for payment and if deemed appropriate will process the payment request according to KBA policies and procedures. Payment will be made within 45 days of final approval by the KBA’s executive staff.

The milestone schedule is as follows:

Milestone			Milestone Description and Documentation:	KBA Payment
1. Completion of Quarterly Project Activities (Expected Completion – July 2012)	a)	Execution of R&D Voucher Grant Agreement between the KBA and Aratana.		33% of Project Expenditures in Kansas up to $1,333,333
	b)	Copies of executed service agreements between Aratana and Argenta, AlcheraBio, Xenometrics, KCAS.
		1)	If work is being conducted under a Master Agreement, provide a copy of the Master Agreement and copies of the specific work orders for which Aratana is seeking reimbursement.
	c)	Quarterly Project Expenses
		1)	Copies of research partner invoices and certification by an officer of Aratana of payment. KBA will reimburse 33% of paid project expenses for work conducted in Kansas.
		2)	Certification by Aratana that work subject to KBA reimbursement has been conducted in Kansas.
	d)	Summary report of Project results to date and anticipated activities for the next quarter

Milestones 2 thru 8 Completion of Quarterly Project Activities	a)	Quarterly Project Expenses		33% of Project Expenditures in Kansas up to $1,333,333
		1)	Copies of research partner invoices and certification by an officer of Aratana of payment. KBA will reimburse 33% of paid project expenses for work conducted in Kansas.
		2)	If work is being conducted under a Master Agreement, provide a copy of the specific work orders for which Aratana is seeking reimbursement.

		3)	Certification by Aratana that work subject to KBA reimbursement has been conducted in Kansas.

	b)	Summary report of Project results to date and anticipated activities for the next quarter

	c)	The Quarterly period for project expenses and activities will be as follows:

Milestone 2 – July through September 2012

Milestone 3 – October through December 2012

Milestone 4 – January through March 2013

Milestone 5 – April through June 2013

Milestone 6 – July through September 2013

Milestone 7 – October through December 2013

Milestone 8 – January through March 2014

	d)	Payment of all Milestone Requests will be subject to submission of applicable annual Post-Award Reports as required by KBA Grant Agreement.

NOTE: The following will apply to specific Quarterly Milestone Payment Requests as indicated:

1.	With the Milestone # 4 Request, Aratana will submit a Work Plan and Budget for projects to take place over the next 12 months.

2.	With the Milestone # 8 Request, Aratana will submit a Final Project Report.

3.	If Aratana changes project partners, copies of executed Service Agreements must be provided before expenses will be reimbursed.
	NOT-TO-EXCEED TOTAL :	$1,333,333

4. Term. This Agreement will begin upon the Effective Date and will terminate on the 10th anniversary of the final Grant payment.

5. Use of Funds. Grantee agrees that the Grant will be used in accordance with the purpose submitted by Grantee as part of its Grant request, as approved by the KBA. If the Grant is for a project that has milestones, each milestone’s Grant payment is contingent upon satisfactory progress and expenditure of funds as budgeted. All Grant payments are contingent upon the KBA’s satisfaction with the reports submitted as required in Section 2 and adherence to the milestone schedule outline in Section 3. The KBA reserves the right to discontinue, modify, or withhold any payments to be made under this Agreement, if the KBA determines that (a) Grantee has not fully complied with the material terms and conditions of this Agreement; (b) action is necessary to protect the purposes and objectives of the Project; or (c) action is necessary to comply with any law or regulation applicable to Grantee, the KBA, the Project, or this Agreement. No action by the Grantee shall be in violation or frustration of the Kansas Economic Growth Act, the mission of the KBA or any other applicable laws. Grantee shall perform or comply with all terms and provisions of this Agreement. If Grantee fails to comply and such failure is not cured within a timely manner from the date of receipt of notice of the existence and nature of the failure or violation, then KBA may require a total or partial refund of any Grant payments made.

Notwithstanding the foregoing, and at the election of the KBA, this Agreement may be terminated by KBA and Grantee may be required to repay to the KBA the Grant in accordance with Kansas Statute Annotated 74-99b18 (attached hereto as Exhibit C) or upon the occurrence of any one of the following events: (a) Grantee initiates procedures to dissolve and wind up; or (b) the Grantee ceases operation within the state of Kansas during the Term of this Agreement. KBA retains all rights afforded to it, as a creditor and otherwise, under the U.S. Bankruptcy code as amended from time to time.

6. Confidentiality. Both parties agree that information marked “Proprietary” or “Confidential” related to this Project will be kept confidential by the parties to the extent permitted by law. Notwithstanding the foregoing, Grantee acknowledges that the KBA is subject to the Kansas Open Records Act (“KORA”), and Grantee therefore agrees (a) to act in accordance with any direction made by the KBA as required by KORA regarding open records, and (b) that the disclosure of any information related to the Project required under KORA does not constitute a breach of confidentiality or this Agreement. KBA agrees to provide timely notification to the Grantee of any KORA request relating to the Project. This requirement of confidentiality does not pertain to the publication of research results in peer-reviewed journals or publication of theses or dissertations. Additionally, acknowledgement of KBA funding or sponsorship in a factual statement is not prohibited by this clause.

7. Financial Statements. Grantee agrees to keep financial statements and other records in a manner satisfactory to the KBA to adequately account for the use of the Grant exclusively for the Project’s purposes, and to make such financial statements and other records available to the KBA upon request.

8. Furnishing of Information. Grantee agrees to supply the KBA with such information as the KBA requests, in its sole judgment, to establish the use of the Grant in furtherance of the Project.

9. Reserved.

10. Media.

A. Acknowledgment of Support. The Grantee is responsible for ensuring that KBA support is acknowledged as follows:

i.	In any publication by Grantee or publication in which Grantee has knowingly furnished information, whether in electronic or in paper form, of any material based on or developed under this Project, by specifically stating that the Project is supported in part by funding from the Kansas Bioscience Authority, except that such acknowledgement is not required when research projects are 1) fully funded by an organization other than KBA, or 2) the publication prohibits or does not provide for acknowledgement; and

ii.	Orally during all media interviews with Grantee’s employee when acting in their official capacities, including popular media such as radio, television and news magazines, by specifically stating that the Project is supported by funding from the Kansas Bioscience Authority.

B. News Releases. No formal news release concerning the Project shall be issued by Grantee without prior written coordination with the KBA’s Director of Marketing and Communications or his or her designee.

C. Attendance at Events. Grantee must make reasonable efforts to send representation to key events as requested by the KBA which may include Bioscience Day at the state capitol, the KBA annual meeting, and other such events.

D. Disclaimer. The Grantee is responsible for ensuring that every publication of material by Grantee, whether in electronic or paper form, based on or developed under the Project, except articles or papers appearing in scientific, technical or professional journals or comparable written presentations and communications, contains the following disclaimer: “Any opinions, findings, conclusions and recommendations expressed in this material are those of the author or authors and do not necessarily reflect the views of the Kansas Bioscience Authority.”

E. Copies for KBA. The Grantee must provide the Contract Administrator with a copy of every publication by Grantee of Project material based on or developed under this Grant, promptly after publication and in either electronic or in paper form.

11. Application Fees. Any and all fees associated with the Application will be assumed by Grantee and are not eligible for payment or reimbursement by the KBA.

12. Assignability. This Agreement may not be assigned without the express written consent of the KBA. No assignment shall be approved in violation or frustration of the Kansas Economic Growth Act, the mission of the KBA or any other applicable laws.

13. Binding on Successors. This Agreement will be binding on any successors, heirs, and assigns of Grantee.

14. Authority. Each party to this Agreement represents and warrants to the other party that the execution, delivery, and performance of this Agreement by the party has been duly and validly authorized and approved by all necessary action of the party. This Agreement constitutes the legal, valid, and binding obligations of such party, enforceable against it in accordance with its terms.

15. No Violation. Grantee represents and warrants to the KBA that the execution and performance of this Agreement by Grantee will not constitute a violation of any law or any legal or contractual rights of any third party.

16. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Kansas, without regard to principles of conflicts of laws thereof.

17. Notice. All notices or other communications required or permitted under this Agreement will be in writing and will be deemed duly given (a) when delivered in person to the recipient party, (b) upon transmittal of a facsimile or email transmission to the recipient party at the facsimile number or email address designated below, with reasonable evidence of successful transmission, or (c) three business days after being mailed by either registered or certified U.S. mail, return receipt requested, postage prepaid to the recipient party at the mailing address designated for the recipient party as follows:

If to KBA:	If to Grantee:

Kansas Bioscience Authority	Aratana Therapeutics, Inc.
10900 S. Clay Blair Blvd	1901 Olathe Blvd.
Olathe, KS 66061	Kansas City, KS 66103
Telephone: (913) 397-8300	Telephone: 913-951-2132

Contracts: Nancy R. Ruf	Contracts: David K. Rosen
Email: ruf@kansasbioauthority.org	Email: drosen@aratanarx.com

Technical: Tony Simpson	Technical: David K. Rosen
Email: simpson@kansasbioauthority.orgn	Email: drosen@aratanarx.com

This Agreement represents the entire understanding between the KBA and Grantee concerning the Project and supersedes all prior and contemporaneous agreements and communications of the Parties, whether written or oral.

This Agreement has been duly signed by authorized officers of each party.

GRANTEE:		KANSAS BIOSCIENCE AUTHORITY:

By:	/s/ David K. Rosen	By:	/s/ David Vranicar

Name:	David K. Rosen	Name:	David Vranicar
Title:	President and COO	Title:	President and CEO
Date:	10 April 2012	Date:	04/3/2012

EXHIBIT A - Award Payment Request Form

Company Name:		Date:
(NOTE: name of the check payee)

Project Name:	Aratana R&D Voucher	KBA Grant #: 557

1a.	Amount Requested: $ Milestone Number(s):

1b.	Please circle CHECK or WIRE TRANSFER (Provide bank info for wire transfer - required for payments over $750,000)

2.	Describe the milestone(s) achieved for this payment request, and attach supporting documentation.

3.	Give a brief description of the status of the project.

4.	Detail all subsequent milestones for which you will be requesting payment (and give an approximate achievement date for each).

5.	Detail any new jobs created since the award date (provide supporting documentation, e.g., Employee Name or ID, Title and Hire Date).

6.	Detail any capital expenditures since the award date (provide supporting documentation)

7.	Detail any research dollars received since the award date (provide supporting documentation, e.g. Notice of Awards, Project Title, Amount, Project Period and PI).

8.	Detail any investment capital received since the award date (provide supporting documentation, e.g. Cap Table).

As a duly authorized official of                                         , I hereby attest that the information provided is a true and accurate representation of the information requested.

Name:

Title:

Address:

EXHIBIT B – Budget

Aratana has budgeted $14.73 million for the R&D efforts associated with developing AT-001 and AT-002 to regulatory approval over 5 years. Of that total, approximately $6.56 million is budgeted for AT-001, while the remaining $8.17 million is estimated to be spent to develop AT-002 across the three possible indications.

Over the next two years, Aratana has identified $4.0 million of this development program that can be conducted in Kansas with the collaborators identified below and in Section 1.

	2012 Product Development Budget
	Kansas Collaborators
Collaborator	Product		Amount
Argenta	AT-001		$469,457
	AT-002		$770,660
		Total	$1,240,117

AlcheraBio	AT-001		$375,000
	AT-002		$360,000
		Total	$735,000
XenoMetrics	AT-001		$50,000
	AT-002		$150,000
		Total	$200,000
KCAS	AT-002		$99,000
		Total	$99,000
	Total Project Expenses		$2,274,117

For work conducted beyond 2012, Aratana has indicated that approximately $2,000,000 of the Pivotal Safety and Efficacy trial work will be conducted in 2012 in Kansas with Kansas collaborators. As part of the proposed milestones, KBA staff has included the submission of an updated work plan and budget for these studies as part of Milestone # 4 of this proposed voucher.

Aratana has entered into Master Service Agreements with AlcheraBio, Xenometrics and Argenta. Specific scope of work documents for the Argenta projects can be found in Appendix C and Appendix D of this document. Projects to be conducted by KCAS will be documented on individual work orders which will be provided to KBA as part of the Award Payment process.

EXHIBIT C – Repayment Statute

74-99b18

Chapter 74.—STATE BOARDS, COMMISSIONS AND AUTHORITIES

Article 99b.—BIOSCIENCE AUTHORITY

74-99b18. Companies receiving authority financing; repayment required, when.

Each bioscience company or qualified company receiving grants, awards, tax credits or any other financial assistance, including financing for any bioscience development project, under the provisions of the bioscience authority act, the emerging industry investment act, the bioscience development financing act, the tax investment incentive act, the bioscience research and development voucher program act, or the bioscience research matching funds act, shall repay such financial assistance to the authority, in the amount determined by the authority, if such bioscience company or qualified company relocates operations, in which the authority invested, outside Kansas within 10 years after receiving such financial assistance. Each such bioscience company or qualified company shall enter into a repayment agreement with the authority specifying the terms of such repayment obligation.

History: L. 2004, ch. 112, § 52; July 1.